Exhibit 99.1

DIH Appoints Dietmar Dold as Chief Operating Officer

NORWELL, MA – November 4, 2024, DIH Holding US, Inc. (“DIH”)(NASDAQ:DHAI), a leading global robotics and virtual reality (“VR”) technology provider in the rehabilitation and human performance industry, today announced the appointment of Mr. Dietmar Dold as Chief Operating Officer, effective immediately.

Mr. Dold brings to DIH over 25 years of operating experience across multiple industries, and has demonstrated significant expertise in driving innovative transformation on a global scale. In his role as Chief Operating Officer, Mr. Dold will define and lead DIH’s multi-group operating strategy, where he is expected to optimize manufacturing and sourcing initiatives, build out a best-in-class operations team, and ensure alignment between global operations and DIH’s overall business objectives.

“As we continue to grow and expand our organization, I am thrilled to welcome Mr. Dold to DIH,” said Jason Chen, Chairman and CEO of DIH. “With a background in operations across industries, Dietmar’s skill set will prove invaluable in accelerating the execution of DIH’s global growth strategy and driving operational excellence across the Company. We are incredibly pleased to have Dietmar on the Executive Management Team and are excited to see the value he brings as a transformative leader.”

Prior to joining DIH, Mr. Dold served as Chief Executive Officer at Videojet Technologies (Danaher Group) and throughout his career he has served in multiple management positions, including Partner at KPMG, Interim Chief Operating Officer at Condair Group, and as a Lean Sensei at Sonova and Roche Diagnostics. Mr. Dold drove transformational growth at Air New Zealand, contributing to the tripling of the company’s value over three years and he brings valuable expertise in post-merger integration, having successfully integrated newly acquired companies to enhance productivity. Dold received a degree in computer science from the University of Furtwangen in addition to an Executive MBA from the University of Würzburg in partnership with Boston University and Florida Gulf Coast University. He is also the recipient of a Board of Director Diploma from the International Institute for Management Development (IMD) in Lausanne, Switzerland.

Mr. Dold added, "I am eager to join DIH as COO, sharing a commitment to patient-centric innovation and global expansion. I look forward implementing strategies that will optimize our performance and enable DIH to further establish itself as the leader in technology-driven rehabilitative care.”

About DIH Holding US, Inc.

DIH stands for the vision to “Deliver Inspiration & Health” to improve the functioning of millions of people with disability and functional impairments. DIH is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies with clinical integration and insights. Built through the mergers of global-leading niche technologies providers, DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry.

DIH website: www.DIH.com

Investor Contact:

Greg Chodaczek
Gilmartin Group
investor.relations@dih.com